Exhibit 99.1

FOR IMMEDIATE RELEASE

From: Nicole Williams

           Uwharrie Capital Corp

           704-991-1276

Date:  February 3, 2017

Albemarle – Uwharrie Capital Corp announced financial results for the year ended December 31, 2016.  The Company reported consolidated total assets of $548.2 million at December 31, 2016.

Net income for the twelve-month period ended December 31, 2016, was $2.21 million versus $2.01 million for the same period in 2015, a 10% improvement.  For the twelve months, ended December 31, 2016, net income available to common shareholders was $1.62 million or $0.23 per share compared to $1.42 million or $0.20 per share for December 31, 2015, a 14% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors.  Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.